Exhibit 3.5

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 884 5708 Website: Secretaryofstate.biz

Certificate of Correction (PURSUANT TO NRS 78,78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)	Filed in the office of Dean Heller Secretary of State State of Nevada	Document Number 20060373432-50
Filing Date and Time 06/12/2006 3:45 PM
Entity Number C2590-2004
ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS 78,78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Quantum Energy lnc.

2.	Description of the original document for which correction is being made:

Certificate of Amendment

3. Filing date of the original document for which correction is being made:	05/24/2006

4. Description of the Inaccuracy or defect.

The vote by which the stockholders holding shares In the corporation entitling them to exercise at least & majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 46,500,000

5. Correction of the inaccuracy or defect.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may he required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 45,500,000

6. Signature:

	President	12. June 06
Authorized Signature	Title *	Date

If entity is a Corporation, It must be signed by an Officer If stock has been Issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretory of State